                                                                  Exhibit (a)(1)


                           CENTURY PROPERTIES FUND XIX
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                                November 15, 1999

Dear Limited Partner:

         Enclosed is the Schedule 14D-9 which was filed by Century Properties Fund XIX (the "Partnership") with the Securities and Exchange Commission in connection with an offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase units of limited partnership interest in the Partnership.

         The Partnership, through its general partner, Fox Capital Management Corporation (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation as to whether you should accept or reject such offer, or whether the Partnership is remaining neutral with respect to such offer. THE PARTNERSHIP AND THE GENERAL PARTNER ARE REMAINING NEUTRAL AND MAKING NO RECOMMENDATION AS TO WHETHER LIMITED PARTNERS SHOULD TENDER OR REFRAIN FROM TENDERING THEIR UNITS. Although the General Partner believes the offer is fair, limited partners must make their own decision whether or not to participate in the offer, based upon a number of factors, including a limited partner's financial position, the need or desire for liquidity, other available financial opportunities, a limited partner's tax position, and the tax consequences of selling one's units.

         Limited Partners should carefully read the enclosed Schedule 14D-9, the Litigation Settlement Offer of AIMCO Properties, L.P., dated November 15, 1999 relating to the offer to acquire units of the Partnership (the "Litigation Settlement Offer"), and the related Letter of Transmittal and Instructions. Certain information in the Schedule 14D-9 is incorporated by reference to the Litigation Settlement Offer.

         Please note that the General Partner is an affiliate of AIMCO.

                                             FOX CAPITAL MANAGEMENT
                                             CORPORATION
                                             General Partner

                                             By: /s/ Patrick J. Foye
                                                --------------------------------
                                                 Patrick J. Foye
                                                 Executive Vice President